EXHIBIT 99.1
DELEK US HOLDINGS ANNOUNCES DEFINITIVE AGREEMENT FOR
PURCHASE OF 43 CONVENIENCE STORES
FRANKLIN, Tenn. (June 15, 2006) – Delek US Holdings, Inc. (NYSE: DK) today announced that MAPCO Express, Inc., a wholly owned subsidiary, has signed a definitive agreement with Fast Petroleum, Inc., headquartered in Dalton, Georgia, for the purchase of assets including all of Fast Petroleum’s 43 retail fuel and convenience stores. The Company will fund the cash purchase price of approximately $46 million plus the value of inventory, which will be determined at the completion of the transaction, from its cash and cash equivalents, including the net proceeds of its recent initial public offering. The 43 stores are located in northwest Georgia and southeast Tennessee, markets in which MAPCO currently operates only one store. MAPCO will own 30 of the properties and assume leases for the remaining 13. The consummation of the transaction, which is subject to customary closing conditions, is expected to occur within 30 days.
     Uzi Yemin, the Company’s President and Chief Executive Officer, remarked, “We are pleased to announce this definitive agreement, which is consistent with the strategy we stated during our recent initial public offering to continue to expand our concept of the ‘neighborhood’ convenience store within the Southeast. This transaction is representative of the opportunities we believe exist to implement our strategy to grow in our existing and contiguous markets. Through this transaction, we will substantially expand our market presence in northern Georgia and establish our initial presence in Chattanooga and southeast Tennessee, complementing our leading market positions in Nashville, Tennessee, and northern Alabama.
     “We also expect this transaction to be immediately accretive to our financial results. As we have previously demonstrated through the successful integration of four large retail acquisitions and several smaller ones, we intend to assimilate these stores quickly through our initiatives to deliver our culture and programs. In operating these stores under our ‘neighborhood’ store concept, we will price and stock each store individually to meet the customs and tastes of each community, while taking advantage of our purchasing economies of scale and the marketing, operating and financial resources we enjoy as a large convenience store operator. We also intend to continue evaluating additional opportunities for retail fuel and convenience store acquisitions.”
     Safe Harbor Provisions Regarding Forward-Looking Statements: Statements in this press release that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements are based on the current expectations of Delek US Holdings, Inc. and its subsidiaries, and involve risks and uncertainties that could cause actual results and events to differ materially from the results and events anticipated or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: competition; changes in or compliance with applicable government regulations; increases in the prices of crude oil, other feedstocks and refined petroleum products; our ability to execute our strategy of growth through acquisitions; our ability to integrate acquisitions into our operations and achieve expected operating results from acquisitions; general economic and business conditions; dependence on certain suppliers; operating hazards, natural disasters, casualty losses, acts of terrorism and other matters beyond our control; seasonality; and other factors discussed in Delek US Holdings, Inc.’s filings with the U.S. Securities and Exchange Commission. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.
     About the Company: Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining and supply and on retail marketing. The company’s business consists of two main operating segments: refining and retail. The refining segment operates a high conversion, independent refinery, with a design crude distillation capacity of 60,000 barrels per day, in Tyler, Texas. The retail segment markets gasoline, diesel and other refined petroleum products and convenience merchandise through a network of company-operated retail fuel and convenience stores, operated under the MAPCO Express®, MAPCO Mart,™ East Coast® and Discount Food Mart™ brand names.

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